NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
July 1, 2009

LAKES ENTERTAINMENT ADDED TO RUSSELL 3000 INDEX
MINNEAPOLIS July 1, 2009 — Today, Lakes Entertainment, Inc. (NASDAQ: LACO) announced it has been added to the Russell 3000(R) Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 29, 2009. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies.
The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000 and the next 2,000 companies become the Russell 2000.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
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